Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254027 on Form S-8 and Registration Statement No. 333-251261 on Form S-3 of our report dated April 15, 2026 (which includes an explanatory paragraph regarding Mosaic ImmunoEngineering, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Mosaic ImmunoEngineering, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Mosaic ImmunoEngineering, Inc. for the year ended December 31, 2025.

/s/ Rose, Snyder & Jacobs LLP

Encino, CA

April 15, 2026